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[LETTERHEAD]                                                    EXHIBIT 23.1


                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Valle de Oro Bank, N.A.


We consent to incorporation by reference in the registration statement dated March 1, 1996 on Form S-8 of Valle de Oro Bank, N.A., of our report dated January 20, 1999, relating to the balance sheets of Valle de Oro Bank, N.A. as of December 31, 1998 and 1997, and the related statements of earnings, changes in stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Valle de Oro Bank, N.A.



                                             KPMG LLP



San Diego, California
March 30, 1999